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PRESS RELEASE


FOR IMMEDIATE RELEASE
MAY 3, 2000


              SAUER INC. COMPLETES MERGER WITH DANFOSS FLUID POWER


AMES, IOWA, USA, MAY 3, 2000--SAUER INC. (NYSE: SHS) announced today the completion of its previously announced merger with Danfoss Fluid Power A/S, after receiving overwhelming shareholder approval at a special meeting of Sauer shareholders held this morning in Ames, Iowa. Sauer will be renamed Sauer-Danfoss Inc. The merger creates the world's largest focused mobile hydraulics company.

Under the terms of the merger, all Danfoss Fluid Power A/S stock will be exchanged for 16.2 million shares of Sauer common stock, with a value of approximately $179 million. As a result of the merger, the company will have approximately 46 million shares outstanding, on a fully diluted basis.

"We are excited to complete this merger and begin operating as Sauer-Danfoss Inc.," commented Klaus H. Murmann, Chairman. "We look forward to the opportunities this strategic combination will bring to our customers and the combined organization. By combining our industry knowledge and design capabilities, we can provide a truly integrated package of solutions to both the leading global OEMs and regional vehicle manufacturers in our shared end-markets. We will continue to provide the excellent customer service for which both companies are well known. In addition, the synergies we expect to experience by joining forces will enable us to compete more effectively in our global marketplace, improve our purchasing and operating efficiencies, and enhance our future profitability."

Common stock in Sauer-Danfoss Inc. will continue to be traded on the New York Stock Exchange under the symbol SHS and on the Frankfort Stock Exchange under the symbol SAR.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 6,200 employees worldwide and sales of about $840 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa, Neumunster, Germany, and Nordborg, Denmark. More details online at www.sauer-danfoss.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
KENNETH D. MCCUSKEY
Vice President - Finance
Sauer-Danfoss Inc.
Ames, Iowa, USA
(515) 239-6364